Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2018 (except for the effects of discontinued operations, as discussed in Note 17, as to which the date is April 3, 2019), with respect to the consolidated financial statements included in this Current Report on Form 8-K for the year ended March 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of NGL Energy Partners LP on Form S-8 (File No. 333-185068), Forms S-3 (File No. 333-194035, File No. 333-212316, File No. 333-214479, and File No. 333-216079) and on Forms S-4 (File No. 333-219056 and File No. 333-219059).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
April 3, 2019